                                                                       Exhibit 8

Information Statement pursuant to Section 14(j) of the Securities Exchange Act of 1934 and Rule 14j-1 Thereunder (Annex A to the Schedule 14D-9).*

                                                                        ANNEX A

                                LEARONAL, INC.
                              272 BUFFALO AVENUE
                           FREEPORT, NEW YORK 11520

                               ----------------

                INFORMATION STATEMENT PURSUANT TO SECTION 14(F)
                    OF THE SECURITIES EXCHANGE ACT OF 1934
                           AND RULE 14F-1 THEREUNDER

                               ----------------

                                    GENERAL

  This Information Statement is being mailed on or about December 23, 1998 as part of the Solicitation/Recommendation Statement on Schedule 14D-9 (as amended from time to time, the "Schedule 14D-9") of LeaRonal, Inc. (the "Company"). Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Schedule 14D-9. You are receiving this Information Statement in connection with the possible election of persons designated by Lightning Acquisition Corp. (the "Purchaser Designees") to the Company's Board of Directors (the "Board"). The Merger Agreement requires the Company, upon the acceptance for payment of and payment for any Shares by Purchaser or any of its affiliates pursuant to the Offer and upon request of Purchaser, to take certain action to cause the Purchaser Designees to be elected to the Company's Board. The Offer commenced on December 23, 1998 and is scheduled to expire at 12:00 midnight, New York City time, on January 22, 1999 unless extended upon the terms set forth in the Offer to Purchase. The information contained in this Information Statement concerning Parent and Purchaser has been furnished to the Company by Parent. The Company assumes no responsibility for the accuracy or completeness of such information.

  THIS INFORMATION STATEMENT IS REQUIRED BY SECTION 14(F) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND RULE 14F-1 THEREUNDER. YOU ARE URGED TO READ THIS INFORMATION STATEMENT CAREFULLY. YOU ARE NOT, HOWEVER, REQUIRED TO TAKE ANY ACTION.

                       INFORMATION REGARDING THE SHARES

  The Shares constitute the only class of voting securities of the Company outstanding. Each Share has one vote. As of December 20, 1998, there were 12,544,682 Shares outstanding.

                           DESIGNATION OF DIRECTORS


  The Merger Agreement provides that, immediately upon the acceptance for payment of and payment for any Shares by Purchaser or any of its affiliates pursuant to the Offer, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company's Board equal to the product of (i) the total number of directors on the Board (after giving effect to the election of such directors designated by Purchaser) and (ii) the percentage that the number of vote represented by Shares beneficially owned by Purchaser and its affiliates bears to the total number of votes represented by Shares then outstanding. The Company has agreed, upon the request of Parent, to use its best efforts promptly either to increase the size of the Board or to secure the resignations of such number of directors, or both, as is necessary to enable the Purchaser Designees to be elected to the Board and shall cause the Purchaser Designees to be so elected. The Company has also agreed, if requested by Parent, to cause persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Board of (a) each committee (or similar body) of the Board, (b) each board of directors (or similar body) of each subsidiary of the Company and (c) each committee (or similar body) of each such board. From and after the time that the Purchaser Designees constitute a majority of the Board, any amendment or termination of the Merger Agreement by the Company, and any extension or waiver by the Company of the time for the performance of any of the obligations or other acts of

Parent or Purchaser or waiver of any of the Company's rights thereunder, may be effected only by the action of a majority of those directors of the Company then in office who were directors on the date of the Merger Agreement and who are not officers of the Company, Parent or any of their respective subsidiaries.

  It is expected that the Purchaser Designees will assume office promptly following the purchase by Purchaser of two-thirds of the outstanding Shares on a fully diluted basis pursuant to the terms of the Offer, which purchase cannot be earlier than January 22, 1999, and that, upon assuming office, the Purchaser Designees together with the continuing directors of the Company will thereafter constitute the entire Board.

                            THE PURCHASER DESIGNEES

  As of the date of this Information Statement, Parent has not determined who will be the Purchaser Designees. However, the Purchaser Designees will be selected from among the following persons. Unless otherwise indicated, each person identified below has been employed by Parent for the last five years, and each such person's business address is c/o Rohm and Haas Company, 100 Independence Mall West, Philadelphia, Pennsylvania 19106. All persons listed below are citizens of the United States.

  NAME AND CURRENT BUSINESS          AGE, PRESENT PRINCIPAL OCCUPATION OR
           ADDRESS                 EMPLOYMENT; FIVE-YEAR EMPLOYMENT HISTORY
William C. Andrews...........  Mr. Andrews, 52, vice president since 1997;
                               business director of monomers since 1998;
                               previously corporate controller from 1995 to 1998; assistant controller from 1992 to 1995 and director of finance and customer service for the European region from 1989 to 1994.

Bradley J. Bell..............  Mr. Bell, 46, vice president and chief financial officer since 1997; treasurer from 1997 to 1998; previously vice president and treasurer of Whirlpool Corporation from 1987 to 1997. Mr. Bell will become a senior vice president effective January 1, 1999.

Pierre Brondeau..............  Dr. Brondeau, 41, vice president since 1998;
                               president of Shipley Company since 1998;
                               previously vice president, chief operating officer of Shipley Company from 1997 to 1998; director of sales, marketing and research of Shipley Company from 1995 to 1996; research director of plastic additives from 1993 to 1995.

J. Michael Fitzpatrick.......  Dr. Fitzpatrick, 52, vice president since 1993;
                               chief technology officer from 1996 through 1998; previously director of research from 1993 to 1995 and general manager of Rohm and Haas
                               (UK) Limited and European regional business director for polymers and resins from 1990 to 1993. Dr. Fitzpatrick will join the Board of Directors and become president and chief operating officer effective January 1, 1999.

Rajiv L. Gupta...............  Mr. Gupta, 53, vice president and regional director of Asia-Pacific from 1993 through 1998; previously director of plastics additives from 1989 to 1993. Mr. Gupta will become a director of Rohm and Haas Company and vice chairman effective January 1, 1999.

Richard C. Shipley...........
                               Mr. Shipley, 53, vice president since 1996;
                               Chairman and CEO of Shipley Company since 1998; previously president of Shipley Company from 1985 to 1998.

Charles M. Tatum.............  Dr. Tatum, 51, vice president since 1990;
                               director of plastics additives from 1994 through 1998; previously director of research from 1989 to 1994. Dr. Tatum will become a senior vice president and the chief technology officer effective January 1, 1999.

Robert P. Vogel..............  Mr. Vogel, 54, vice president since 1994;
                               general counsel responsible for legal, tax and regulatory matters since 1994; previously associate general counsel, regulatory counsel and director of safety, health and environment and product integrity from 1991 to 1993.

J. Lawrence Wilson...........  Mr. Wilson, 62, director since 1977, chairman and chief executive officer since 1988;
                               director of Mead Corporation, The Vanguard
                               Group of Investment Companies and Cummings
                               Engine Company, Inc.

  Parent has advised the Company that no Purchaser Designee nor any associate thereof is a party adverse to the Company or any of its subsidiaries, or has a material interest adverse to the Company or any of its subsidiaries, in any material pending legal proceedings.

  Parent has advised the Company that to the best of Parent's knowledge (i) since March 1, 1995, no Purchaser Designee, nor any member of the immediate family thereof, nor Parent, has had or will have a direct or indirect material interest in any transaction, series of similar transactions or currently proposed transactions to which the Company or any of its subsidiaries is a party, in which the amount involved exceeds $60,000, except for the Merger Agreement and the transactions contemplated thereby and except for transactions between Parent and the Company in the ordinary course of business; (ii) since March 1, 1995, no Purchaser Designee, nor any member of the immediate family thereof, has been indebted to the Company or any of its subsidiaries in an amount in excess of $60,000; (iii) no relationship regarding the Purchaser Designees exists or has existed since March 1, 1995 that is required to be disclosed pursuant to Item 404(b) under Regulation S-K; and (iv) there is no information regarding the Purchaser Designees that is required to be disclosed pursuant to Item 402 under Regulation S-K.

                       CURRENT DIRECTORS OF THE COMPANY

  The names of the current directors of the Company, their ages, and certain other information about them are set forth below:

                                 AGE              BUSINESS EXPERIENCE
      NAME OF DIRECTOR

Barnet D. Ostrow.............     84     Mr. Ostrow has served as a director
                                         of the Company since 1953. He is
                                         presently Chairman of the Board of
                                         Directors and formerly served as
                                         President and Chief Executive Officer
                                         of the Company.

Fred I. Nobel................     80     Mr. Nobel has served as a director of
                                         the Company since 1953. He is
                                         presently Vice Chairman of the Board
                                         of Directors and formerly served as
                                         Executive Vice President and
                                         Secretary of the Company.

Ronald F. Ostrow.............     54     Mr. Ostrow has served as a director
                                         of the Company since 1975. He is
                                         presently President and Chief
                                         Executive Officer of the Company. Mr.
                                         Ronald F. Ostrow is the son of Mr.
                                         Barnet D. Ostrow.

Richard Kessler..............     59     Mr. Kessler has served as a director
                                         of the Company since 1987. He is
                                         presently Executive Vice President
                                         and Chief Operating Officer of the
                                         Company.

Sol Berg.....................     73     Mr. Berg has served as a director of
                                         the Company since 1972. Mr. Berg is a
                                         private investor.

Carl N. Graf.................     71     Mr. Graf has served as a director of
                                         the Company since 1992. He was the
                                         President and Chief Operating Officer
                                         of W.R. Grace & Co. from 1981 through
                                         January, 1987 and a member of the
                                         Board of Directors of Spire Corp.
                                         from 1987 through 1997.

Irwin Lieber.................     59     Mr. Lieber has served as a director
                                         of the Company since 1980. He was the
                                         founder and has been the Chief
                                         Investment Officer of GeoCapitalCorp.
                                         from October 1979 to the present.

Arthur N. Winston............     54     Mr. Winston has served as a director
                                         of the Company since 1980. He has
                                         served as an Investment Manager for
                                         Glickenhaus & Co. from April 1991 to
                                         the present, as Vice President,
                                         Goldman, Sachs & Co. from October
                                         1989 to April 1991, and as General
                                         Partner, Glickenhaus & Co. from
                                         October 1988 to April 1989. Mr.
                                         Winston has served on the Board of
                                         Directors of Hi-Shear Industries,
                                         Inc. from 1991 to the present.

Kenneth L. Stein.............     60     Mr. Stein has served as a director of
                                         the Company since 1987. Mr. Stein is
                                         a partner of Greenfield Stein &
                                         Senior, LLP, which serves as general
                                         counsel to the Company.

                       EXECUTIVE OFFICERS OF THE COMPANY

  The names, ages, principal occupations and positions for the past five years of each Executive Officer of the Company who is not also a Director of the Company are as follows:

  Donald Thomson, age 59, has served as Vice President-Technology of the Company during the past five years and has served as Secretary since 1995.

  David L. Rosenthal, age 48, has served as Vice President-Finance and Treasurer of the Company during the past five years.

  David Schram, age 45, has served as Vice President and Director of Marketing of the Company during the past five years.

  James Martin, age 49, has served as Vice President and Director, Research & Quality of the Company during the past five years.

  Carl Fiore, age 55, has served as Assistant Treasurer of the Company during the past five years.

  Michael Toben, age 40, has served as Assistant Vice President-Research of the Company since 1995. Prior to that time, Mr. Toben served as Research Manager of the Company.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth information concerning the beneficial ownership of Shares held, as of December 20, 1998, by each current Director and Executive Officer and by all Directors and Executive Officers as a group. No Director or Executive Officer owns more than one percent of the outstanding Shares, except for Mr. Barnet D. Ostrow who owns beneficially approximately
6.6 percent of the Shares outstanding, Mr. Nobel who owns beneficially approximately 9.9 percent of the Shares outstanding, Mr. Ronald F. Ostrow who owns beneficially approximately 4.6 percent of the Shares outstanding, and Mr. Berg who owns beneficially approximately 6.0 percent of the Shares outstanding. Unless indicated otherwise, all Shares are held directly, with each person having sole voting and dispositive power with respect to the Shares owned beneficially by such person.

                                                  AMOUNT AND NATURE
                                                    OF BENEFICIAL     PERCENT
            NAME OF BENEFICIAL OWNER                OWNERSHIP(1)    OF CLASS(2)
            ------------------------              ----------------- -----------
Barnet D. Ostrow.................................       827,282(3)      6.6%
Fred I. Nobel....................................     1,237,639(4)      9.9%
Ronald F. Ostrow.................................       578,111(5)      4.6%
Richard Kessler..................................       105,340(6)        *
Donald Thomson...................................        66,987           *
David L. Rosenthal...............................        38,561           *
David Schram.....................................        24,929           *
James Martin.....................................        21,817           *
Carl Fiore.......................................        14,187           *
Michael Toben....................................        13,739           *
Sol Berg.........................................       754,519         6.0%
Carl N. Graf.....................................         2,625           *
Irwin Lieber.....................................         4,335           *
Arthur L. Winston................................        14,519(7)        *
Kenneth L. Stein.................................         2,437(8)        *
All Directors and Executive Officers as a group
 (15 persons)....................................     3,707,027        29.6%

--------
* Less than 1%.
(1) Includes the following Shares subject to options exercisable within 60 days of December 20, 1998: Ronald F. Ostrow: 21.940; Mr. Kessler: 28,625; Mr. Thomson: 13,045; Mr. Rosenthal: 19,190; Mr. Schram: 12,875; Mr. Martin:
  13,750; Mr. Fiore: 11,000; Mr. Toben: 11,800; Mr. Graf: 1,875; Mr. Lieber:
  3,750; and Mr. Winston: 3,750.
(2) Based on 12,544,682 Shares outstanding.
(3) Includes 391,354 Shares held in trust for the benefit of Barnet D. Ostrow's wife and 15,000 Shares beneficially owned by Barnet D. Ostrow and his wife as partners of Ostrow Properties Limited Partnerships #1 and #2.
(4) Includes 5,917 Shares beneficially owned by Mr. Nobel and his wife as partners of Nobel Limited Partnership; does not include 14,062 Shares owned by Mr. Nobel's wife, as to which Shares Mr. Nobel disclaims beneficial ownership.
(5) Includes (a) 263,317 Shares held in trust for the benefit of Ronald F. Ostrow, as to which Kenneth L. Stein and Ronald F. Ostrow are trustees and share voting and investment power (as to which Mr. Stein has no beneficial interest), (b) 50,000 Shares held in trust for the benefit of Ronald F. Ostrow and (c) 242,500 Shares beneficially owned by Ronald F. Ostrow as a limited partner of Ostrow Properties Limited Partnership #1. Does not include an aggregate of 147,727 Shares owned by Ronald F. Ostrow's children; Ronald F. Ostrow disclaims beneficial ownership of such Shares.
(6) Does not include an aggregate of 5,678 Shares owned by Mr. Kessler's children; Mr. Kessler disclaims beneficial ownership of such Shares.
(7) Includes an aggregate of 3,901 Shares held for Mr. Winston's children; Mr. Winston is custodian of such Shares.
(8) Includes (a) 1,500 Shares held by Vanguard Discount Brokerage Services for Mr. Stein's benefit under his firm's retirement plan and (b) 937 Shares owned by Mr. Stein's wife; Mr. Stein disclaims beneficial ownership of the Shares owned by his wife.

                            PRINCIPAL STOCKHOLDERS

  As of September 30, 1998, based upon filings made with the Commission or information provided to the Company, the only persons known by the Company to be the beneficial owner of more than five percent of the outstanding Shares were Mr. Barnet D. Ostrow, Mr. Fred I. Nobel and Mr. Sol Berg, as described above under "Security Ownership of Management." In addition, Parent and Purchaser may be deemed to own beneficially the Shares covered by the Tender and Option Agreement, which represent approximately 29% of the outstanding Shares.

               MEETINGS OF THE BOARD OF DIRECTORS AND ATTENDANCE

  During the fiscal year ended February 28, 1998, the Board of Directors held five meetings. Each director attended at least 75 percent of these meetings, as well as the meetings of the Committees of which he was a member.

              DIRECTORS' COMPENSATION AND CONSULTING ARRANGEMENTS

  Non-employee directors, except Mr. Stein, received annual fees of $11,000 each, paid in equal quarterly installments, plus $2,750 each for attendance at a special meeting of the Board of Directors held in February, 1998. Directors receive no additional compensation for participation on committees of the Board. Mr. Stein is a partner of Greenfield Stein & Senior, LLP, which serves as general counsel to the Company. Directors who are employees of the Company receive no fees for attending Board or committee meetings. Messrs. Barnet D. Ostrow and Fred I. Nobel have consulting agreements with the Company pursuant to which they earned fees of $135,000 and $130,000 respectively, in the Company's last fiscal year. Additionally, they are provided with medical insurance. The current term of each agreement ends February 28, 1999 and may be renewed for successive additional periods of one year each. Non-employee directors are eligible to participate in the 1990 Nonqualified Stock Option Plan. During the Company's last fiscal year, no options were granted to non-employee directors.

                     COMMITTEES OF THE BOARD OF DIRECTORS

  The Audit Committee consists of Messrs. Lieber and Winston. The Committee meets annually to review the auditor's reports to the Board of Directors, financial statements and internal accounting controls. It also monitors the independence and fees of the independent auditors and recommends further appointments thereof. The Executive Compensation Committee consists of Messrs. Berg, Lieber and Graf. The Committee recommends compensation for officers of the Company and administers the 1996 Long-Term Incentive Plan. The Stock Option Committee is composed of Messrs. Lieber and Winston, who are independent non-employee directors, and Ronald F. Ostrow, the Company's chief executive officer. The Company does not have a standing nominating committee. However, Messrs. Berg, Nobel and Barnet D. Ostrow recommend new directors and changes in the composition of the Board of Directors.

                REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

  The Company's Board of Directors approves all compensation of the Company's officers, including the chief executive officer, based on the recommendations of the Compensation Committee, except that all grants of stock options under the Company's stock incentive plan are approved solely by the Stock Option Committee. The Compensation Committee is composed exclusively of independent, non-employee directors who are not eligible to participate in any executive compensation program, except the 1990 Nonqualified Stock Option Plan previously approved by the stockholders of the Company. The Company's compensation program is intended to enable the Company to compete effectively with other firms in attracting, retaining and motivating executives of the caliber needed for the future success of the Company's business. This program contains three components: (i) contractually based compensation; (ii) annual incentive compensation; and (iii) longer-term incentives in the form of nonqualified stock options and contributions to the 401(k) Employees Savings Plan. The annual incentive compensation and nonqualified stock options are primarily dependent on the Company's earnings and profitability as well as the returns realized by the Company's stockholders.

  A. Base Compensation

  An officer's base compensation is contractually determined, subject to increases based on a number of factors including, but not limited to: (i) an assessment of performance over time; (ii) competence; and (iii) potential. Adjustments to each officer's base compensation are made annually in connection with annual performance reviews.

  B. Annual Incentive Compensation--Bonus

  The Company's annual incentive compensation program provides for the payment of bonuses to the officers and certain other employees on an individual basis. Such awards are based upon the Company's overall earnings growth, a comparison of the Company's earnings in the last fiscal year with those of the immediately preceding fiscal year, as well as individual performance. The intent is to motivate and reward performance. A specified bonus for each officer is first approved by the Compensation Committee and then submitted for approval to the Board of Directors. In contrast, the total available bonus pool for other employees is approved by the Compensation Committee and the Board of Directors and distributed at the discretion of the Company's President in consultation with the other officers.

  C. Longer-Term Incentives--Nonqualified Stock Options/401K Plan

  These incentives are designed to coordinate the longer-term interests of the Company and its stockholders with those of the Company's key employees, officers and directors. The Stock Option Committee meets periodically to consider the granting of nonqualified stock options to key employees, officers and directors pursuant to the 1990 Nonqualified Stock Option Plan and the 1996 Long-Term Incentive Plan. The plan is intended to provide such individuals with additional incentive to advance the interests of the Company as stock options only produce value to such individuals if the price of the Company's common stock appreciates.

  D. Chief Executive Officer Compensation

  Mr. Ronald F. Ostrow's compensation results from his participation in the same compensation program as the other executives of the Company. The bonus paid to Mr. Ostrow for the fiscal year ended February 28, 1998 was greater than the amount paid for the prior fiscal year, reflecting the improved performance of the Company in that year.

                                          Executive Compensation Committee
                                          Sol Berg
                                          Irwin Lieber
                                          Carl Graf

                          SUMMARY COMPENSATION TABLE

  The following table sets forth information concerning the compensation of the Company's Chief Executive Officer and the other five highest paid officers, as well as the total compensation paid to each for the Company's most recent three fiscal years:

                                LEARONAL, INC.
                          SUMMARY COMPENSATION TABLE

                              ANNUAL COMPENSATION AWARDS     LONG-TERM COMPENSATION
                          ---------------------------------- -----------------------
                                                OTHER ANNUAL             ALL OTHER
NAME AND PRINCIPAL        YEAR  SALARY   BONUS  COMPENSATION  OPTIONS   COMPENSATION
POSITION                  ENDED   ($)     ($)     ($) (6)        (#)      ($) (7)
------------------        ----- ------- ------- ------------ ---------- ------------
Ronald F. Ostrow          2/98  444,015 134,000  193,209(1)                    0
President and Chief       2/97  429,000 103,000   84,517(1)  225,000(8)        0
Executive Officer         2/96  385,000 100,000  142,446(1)                    0
Richard Kessler           2/98  301,703  94,000  151,297(2)                3,200
Executive Vice            2/97  291,500  72,000  141,294(2)  150,000(8)    4,831
President and Chief       2/96  264,000  70,000   57,461(2)                5,022
Operating Officer
Donald Thomson            2/98  193,545  62,300   79,393(3)                3,200
Vice President-           2/97  187,000  47,925   40,083(3)   75,000(8)    4,831
Technology and Secretary  2/96  170,000  47,500   34,134(3)                5,022
David L. Rosenthal        2/98  227,700  68,000   85,452(4)                3,200
Vice President-           2/97  220,000  52,000   21,018(4)  112,500(8)    4,831
Finance and Treasurer     2/96  198,000  50,000   25,516(4)                5,022
James Martin              2/98  179,314  30,000   34,725(5)                3,200
Vice President            2/97  165,330  21,000               52,500(8)    4,831
                          2/96  145,200  20,000                            5,022
David Schram              2/98  190,699  31,000   34,725(5)                4,831
Vice President            2/97  176,550  23,500                            5,022
                          2/96  154,000  22,500

--------

(1) Includes $164,581, $65,625 and $121,250, for 1998, 1997 and 1996,
    respectively, representing the difference between the price paid on exercise of common stock options and the market price on the date of exercise.
(2) Includes $128,218, $119,789 and $44,438, for 1998, 1997 and 1996,
    respectively, representing the difference between the price paid on exercise of common stock options and the market price on the date of exercise.
(3) Includes $71,930, $32,654 and $27,188, for 1998, 1997 and 1996,
    respectively, representing the difference between the price paid on exercise of common stock options and the market price on the date of exercise.
(4) Includes $79,512, $13,500 and $20,438, for 1998, 1997 and 1996,
    respectively, representing the difference between the price paid on exercise of common stock options and the market price on the date of exercise.
(5) Includes $30,312 for 1998 representing the difference between the price paid on exercise of common stock options and the market price on the date of exercise.
(6) The only Other Annual Compensation for each of the named officers was in the form of perquisites and was less than the level required for reporting purposes.
(7) Consists of contributions by the Company to a 401(k) Employees Savings Plan equal to 50% of the first 4% of the employee's contribution and a pro rated share of any discretionary contributions made by the Company.
(8) Adjusted to reflect 3 for 2 stock split effective August 19, 1997.

                     OPTION GRANTS DURING LAST FISCAL YEAR

  No stock options were granted during the Company's last fiscal year to the Company's Chief Executive Officer or to the other five highest paid officers.

                AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

  The following table sets forth information concerning stock options exercised in the fiscal year ended February 28, 1998, including the "value realized" upon exercise (the difference between the exercise price of the shares acquired and the market value at the date of exercise), and the value of the unexercised "in-the-money" options held at February 28, 1998 (the difference between the exercise price of all such options held and the market value of the shares covered by such options at February 28, 1998).

                         AGGREGATE OPTION EXERCISES IN
                         LAST FISCAL YEAR-END OPTIONS

                          SHARES               SHARES UNDERLYING       VALUE OF UNEXERCISED
                         ACQUIRED          UNEXERCISED OPTIONS HELD  IN-THE-MONEY OPTIONS HELD
                            ON     VALUE       AT FEB. 28, 1998          AT FEB. 28, 1998
                         EXERCISE REALIZED ------------------------- -------------------------
                           (#)      ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          NAME           -------- -------- ----------- ------------- ----------- -------------
Ronald F. Ostrow(1).....  14,250  164,581    18,984       262,079     $365,266    $3,375,339
Richard Kessler(2)......   9,150  128,218    21,890       188,757      439,336     2,516,407
Donald Thomson..........   3,982   71,930     6,795        93,051      127,577     1,227,328
David L. Rosenthal(3)...   5,100   79,512    15,190       149,210      299,770     2,045,901
James Martin............   1,500   30,312     5,955        68,858      115,234       938,219
David Schram(4).........   1,350   16,587     6,330        69,608      123,515       954,781

--------
(1) On April 14, 1998, Mr. Ostrow exercised stock options on 6,110 shares at $9.25 per share and 935 shares at $11.417 per share which resulted in gains of $121,054 and $16,499, respectively, representing the difference between the prices paid for such common stock and the market price on the date of exercise.
(2) On May 26, 1998, Mr. Kessler exercised stock options on 1,865 shares at $7.083 per share and on 1,400 shares at $9.25 per share which resulted in gains of $39,476 and $26,600, respectively, representing the difference between the prices paid for such common stock and the market price on the date of exercise.
(3) On March 13, 1998, Mr. Rosenthal exercised options on 1,465 shares at $7.083 per share and on 1,535 shares at $9.25 per share which resulted in gains of $29,911 and $28,014, respectively, representing the difference between the price paid for such common stock and the market price on the date of exercise.
(4) On May 6, 1998, Mr. Schram exercised options on 705 shares at $7.083 per share which resulted in a gain of $15,187, representing the difference between the price paid for such common stock and the market price on the date of exercise.

                             PENSION ARRANGEMENTS

  On May 11, 1990, the Board of Directors of the Company ratified the adoption of a 401(k) Employees Savings Plan (the "401(k) Plan"). The 401(k) Plan is a Company-sponsored savings plan. The purpose of the 401(k) Plan is to enable employees of the Company to accumulate savings on a tax-deferred basis. All employees of the Company are eligible to participate in the 401(k) Plan, provided they are 21 years of age and have completed one (1) year of service. Under the 401(k) Plan, eligible employees may contribute from 1% to 15% of their gross taxable income and the Company presently makes a matching contribution equal to 50% of the first 4% of the employees' contribution.

                             EMPLOYMENT AGREEMENTS

  On December 20, 1998, the Board of Directors of the Company approved amended and restated employment agreements (each, an "Amended Employment Agreement" and together, the "Amended Employment Agreements") between the Company and each of Mr. Ostrow and each of the other executives listed in the Summary Compensation Table (together, the "Executives").

  The Amended Employment Agreements provide that each of the Executives shall be employed by the Company for a period ending on the third anniversary of the Effective Time (as defined in the Merger Agreement). These agreements will continue in effect each Executive's current level of base salary, provide the

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Executive with an annual bonus opportunity consistent with past practices, continue executive perquisites at the same level and amount currently in effect and provide the Executive with employee benefits which are, in the aggregate, at least comparable in value to those currently provided to the Executive. In addition, in order to encourage the Executives to remain in the Company's employ and to provide them fair compensation for their services following the Merger, each of the Executives will receive a special one-time non-recurring retention bonus equal to 60% of his annual base salary if he remains in the Company's employ through the first anniversary of the Effective Time.

  In the event that an Executive's employment is terminated by the Executive other than for Cause (as defined in the Amended Employment Agreement) or by the Executive for Good Reason (as defined in the Amended Employment Agreement), the Executive shall receive the compensation and benefits that would have been payable to him over the remainder of the term of the Amended Employment Agreement, and if such termination occurs prior to the first anniversary of the Effective Time, a pro-rata portion of the retention bonus described above.

  The foregoing is a summary of certain provisions of the Amended Employment Agreements and is qualified in its entirety by reference to Exhibit 5 to the
Schedule 14D-9.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's executive officers and directors and persons who own more than 10% of a registered class of the Company's equity securities file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based on a review of the reports, during the fiscal year ended February 28, 1998, all Section 16(a) filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with.

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